KILPATRICK STOCKTON LLP
1100 PEACHTREE STREET
SUITE 2800
ATLANTA, GEORGIA  30309
DIRECT DIAL  (404) 815-6132
FAX:  (404) 815-6555

May 29, 1997

Mr. Thomas E. Quinn
President
CornerCap Group of Funds
The Peachtree, Suite 1700
1355 Peachtree street, N.E.
Atlanta, Georgia  30309

     Re: Rule 24f-2 Notice for Fiscal Year Ended March 31, 1997
         Concerning CornerCap Group of Funds (Files Nos. 33-3149 and
         811-4581)
         -----------------------------------------------------------

Ladies and Gentlemen:

     We have served as counsel for the CornerCap Group of Funds, a Massachusetts business trust (the "Trust") registered as an investment company under the Investment Company Act of 1940, as amended (File No. 811-4581) and with an indefinite number of shares of beneficial interest registered for offer and sale (the "Stock") under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form N-1A (No. 33-3149) (the "Registration Statement").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Registered Stock (as defined below) as we have deemed necessary and advisable. Our opinion is limited to matters arising under the provisions of the Trust's Declaration of Trust dated January 6, 1986, as supplemented on April 10, 1986, September 23, 1992 and July 27, 1995, applicable to the issuance of the Registered Stock by the Company.

     In rendering this opinion, we have reviewed and relied upon an Officer's Certificate (the "Certificate") from Thomas E. Quinn, Treasurer of the Company, dated May 28, 1997. According to the Certificate, the Company issued 375,974 shares of Stock during the fiscal year ended March 31, 1997 (the "Registered Stock"), and received consideration of not less than the par value for each such share of Registered Stock.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     As to all factual matters relating to this opinion, including those addressed in the Certificate, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, oral and written representations made to us by officers of the Company without making any independent investigation with respect thereto.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Registered Stock was, upon issuance thereof against payment therefor as contemplated in the Registration Statement, legally issued, fully paid and non-assessable.

                              Very truly yours,

                              KILPATRICK STOCKTON LLP



                              By: _____________________
                                  Reinaldo Pascual, Partner



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